Exhibit 99
CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD NET INCOME,
UP 24.3 PERCENT FOR THE QUARTER
AND 21.8 PERCENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

CRANBURY NJ – OCTOBER 25 2005…1ST Constitution Bancorp (NASDAQ: FCCY) reported record net income for the third quarter and for the nine months ended September 30, 2005. For the quarter ended September 30, 2005, net income increased by $232,771 to $1,188,866 or $0.35 cents per diluted share, up 24.3 percent from $956,095, or $0.28 cents per diluted share, achieved during the third quarter of 2004.

The Company’s return on average equity was 17.14 percent and return on average assets was 1.34 percent for the third quarter of 2005. The net interest margin was 4.80 percent and non-interest income as a percent of net revenue was 19.58 percent for the third quarter of 2005. For third quarter of 2004, the Company’s return on average equity was 15.42 percent, its return on average assets was 1.16 percent, and its net interest margin was 4.12 percent.

For the nine months ended September 30, 2005, net income continued to increase to a record level of $3,365,771, or $0.98 per diluted share, up 21.8 percent when compared to $2,762,603, or $0.80 per diluted share, earned for the nine months ended September 30, 2004.

The Company’s return on average equity was 16.49 percent and return on average assets was 1.32 percent for the first nine months of 2005. The net interest margin was 4.71 percent. For the first nine months of 2004, the Company’s return on average equity was 15.24 percent, its return on average assets was 1.20 percent, and its net interest margin was 4.23 percent.

Net interest income increased $734,337, or 23.0 percent, compared to the third quarter of 2004, and increased $1,976,579, or 21.7 percent, for the nine months ended September 30, 2005 compared to the results achieved for the nine months ended September 30, 2004.

As of September 30, 2005, there were no loans past due 90 days and still accruing, compared to $183,264 in loans past due and still accruing as of September 30, 2004. Loans on a non-accrual basis totaled $818,555, or 0.34 percent, of gross loans at September 30, 2005, compared to $640,903, or 0.31 percent, of gross loans at September 30, 2004.

Robert F. Mangano, President and Chief Executive Officer, said higher earnings were due primarily to the expansion of the bank’s lending activities, its growth in deposits, and the continued generation of non-interest income.

As a result of these efforts, through September 30, 2005, loans increased by 13.9 percent, or $29,096,811, when compared to the nine months ended September 30, 2004. Also bolstering earnings in the nine months ended September 30, 2005 was a 25.2 percent increase non-interest income, which reached $2,201,167 for the period, and a 6.1 percent growth in total deposits, which ended the third quarter at $294,852,943, as compared to the nine months ended September 30, 2004.

At September 30, 2005, total assets were $356,042,048, up from $329,888,399 at September 30, 2004.

1ST Constitution Bancorp and its primary subsidiary, 1ST Constitution Bank operate nine branch banking offices in Cranbury (two), Hamilton, Jamesburg, Montgomery, Plainsboro, Perth Amboy, Princeton, and West Windsor, New Jersey and a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol “FCCY.” You can visit our Internet website at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution assumes no obligation for updating any such forward-looking statements at any time.

1ST Constitution Bancorp Selected Consolidated Financial Data (Unaudited)

($ in thousands except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Income Statement Data:
Interest income	$5,518	$4,404	$15,375	$12,436
Interest expense	1,591	1,211	4,277	3,314
Net interest income	3,927	3,193	11,098	9,122
Provision for loan losses	85	60	280	180
Net interest income after prov. for loan
losses	3,842	3,133	10,818	8,942
Non-interest income	769	647	2,201	1,757
Non-interest expense	2,855	2,356	8,047	6,615
Income before income taxes	1,756	1,424	4,972	4,084
Income tax expense	567	468	1,606	1,321
Net income	$1,189	$956	$3,366	$2,763

Balance Sheet Data:
Total Assets			$356,042	$329,888
Loans, including loans held for sale			238,427	209,331
Allowance for loan losses			(2,266)	(1,945)
Investment securities available for sale			71,254	90,459
Investment securities held to maturity			21,720	8,791
Deposits			294,853	277,914
Shareholders’ Equity			28,820	26,024

Performance Ratios:
Return on average assets	1.34%	1.16%	1.32%	1.20%
Return on average equity	17.14%	15.42%	16.49%	15.24%
Net interest margin	4.80%	4.12%	4.71%	4.23%
Efficiency ratio	60.8%	62.4%	60.5%	62.0%

Asset Quality:
Loans past due over 90 days and still
accruing			$0	$183
Nonaccrual loans			819	641
OREO property			0	40
Net charge-offs (recoveries)			20	22
Allowance for loan losses to total loans			0.95%	0.93%
Nonperforming loans to total loans,
including loans held for sale			0.34%	0.41%

Per Share Data:
Earnings per share - Basic	$0.36	$0.29	$1.02	$0.84
Earnings per share - Diluted	$0.35	$0.28	$0.98	$0.80
Book value per share			$8.82	$7.95

* Certain September 2004 amounts have been reclassified to conform with the 2005 presentation.